Exhibit 23.1-CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Spartan Motors, Inc.
Charlotte, MI

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-25357) and Form S-8 (Nos. 333-69028, 333-98083, 333-111887, 333-111888, 333-126269, 033-80980 and 333-145674) of Spartan Motors, Inc. of our reports dated March 11, 2009, relating to the 2008 and 2007 consolidated financial statements and the 2008 and 2007 information in the financial statement schedule, and the effectiveness of Spartan Motors, Inc.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Grand Rapids, Michigan

March 11, 2009